KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND

DALLAS, TEXAS – August 14, 2008 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of twenty five cents ($0.25) per share on its common stock, payable on September 23, 2008 to stockholders of record at the close of business on September 10, 2008.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

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